Exhibit 77Q1(a)
AMENDMENT #11
TO THE BY-LAWS
OF
FEDERATED STOCK TRUST
Effective September 21, 2004

Insert the following into Article II, Power and Duties of Trustees and
Officers and renumber Section 11 as Section 12:
Section 11.  Chief Compliance Officer.  The Chief
Compliance Officer shall be responsible for administering the Trust's policies and procedures approved by the Board under Rule 38a-1 of the Investment Company Act of 1940, as amended. Notwithstanding any other provision of these By-
Laws, the designation, removal and compensation of Chief
Compliance Officer are subject to Rule 38a-1 under the Investment Company Act of 1940, as amended.

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